Exhibit 3.51

State of Delaware
05/23/03 FRI 16:50 FAX 5045817569	SPWWH	Secretary of State	003
Division of Corporations
Delivered 06:03 PM 05/23/2003
FILED 06:03 PM 05/23/2003
SRV 030341069 – 3662310 FILE

CERTIFICATE OF FORMATION

OF

STARKS GAS STORAGE L.L.C.

First: The name of the limited liability company is Starks Gas Storage L.L.C..

Second: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

Third: This limited liability company is formed for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Delaware Limited Liability Company Act. In general, this limited liability company is authorized and empowered to possess and exercise all the powers and privileges granted by the Delaware Limited Liability Company Act or by any other law of Delaware or by this Certificate of Formation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the limited liability company.

Fourth: The limited liability company will be managed by managers who shall comprise a Board of Directors, as more fully provided in a written limited liability company agreement. The business and affairs of the limited liability company shall be managed by or under the direction of the Board of Directors, who may exercise all of the powers of the limited liability company except as otherwise provided under applicable law or in the company’s limited liability company agreement. Except as authorized by the Board of Directors no member is an agent of the limited liability company or has the authority to make any contracts, enter into any transactions, or make any commitments on behalf of the limited liability company.

Fifth: The limited liability company agreement of this limited liability company and all amendments thereto shall be in writing.

I, the undersigned, for the purpose of forming a limited liability company under the laws of the State of Delaware do make, file and record this Certificate of Formation, and, accordingly, have hereto set my hand this 23rd day of May, 2003.

/s/ Joseph L. Caverly
Joseph L. Caverly, Organizer